Exhibit 99.1

Helen of Troy Limited Reports Third Quarter Fiscal 2024 Results

Consolidated Net Sales Decline of 1.6%
GAAP Diluted EPS of $3.19; Adjusted Diluted EPS of $2.79
GAAP Operating Margin Expansion of 570 Basis Points
Cash Flow from Operations of $74.7 Million; $232.5 Million Year-to-Date
Free Cash Flow(1)(2) of $65.6 Million; $202.8 Million Year-to-Date

Fiscal 2024 Outlook:
Narrows Consolidated Net Sales to $1.975-$2.0 Billion
Narrows GAAP Diluted EPS to $6.67-$7.05 and Adjusted Diluted EPS to $8.60-$8.85
Lowers Adjusted EBITDA(1) to $330-$335 Million; Growth of 0.8% to 2.3%
Maintains Free Cash Flow(1)(2) of $250-$270 Million
Maintains Net Leverage Ratio(1)(3) Reduction to Between 2.0X and 1.85X by the End of Year
Project Pegasus on Track to Deliver $20 Million Fiscal 2024 Savings Target

El Paso, Texas, January 8, 2024 — Helen of Troy Limited (NASDAQ: HELE), designer, developer, and worldwide marketer of branded consumer home, outdoor, beauty, and wellness products, today reported results for the three-month period ended November 30, 2023.

Executive Summary – Third Quarter of Fiscal 2024 Compared to Fiscal 2023

•Consolidated net sales revenue of $549.6 million, a decrease of 1.6%
•Gross profit margin improvement of 210 basis points to 48.0% compared to 45.9%
•Operating margin improvement of 570 basis points to 19.5% compared to 13.8%
•Non-GAAP adjusted operating margin of 16.3% compared to 16.6%
•GAAP diluted EPS of $3.19 compared to $2.15
•Non-GAAP adjusted diluted EPS of $2.79 compared to $2.75
•Net cash provided by operating activities of $74.7 million compared to $125.0 million
•Non-GAAP adjusted EBITDA margin of 17.8% compared to 17.9%

Noel M. Geoffroy, current Chief Operating Officer and incoming Chief Executive Officer, stated: “I am pleased to report third quarter consolidated net sales and adjusted EPS that were slightly better than our expectation. During the quarter, we further expanded our gross margin by over 200 basis points, controlled expenses while still investing in our strategic initiatives, and built on the strong cash flow generation we have been delivering over the past five quarters with a further $66 million of free cash flow. This is a solid outcome in what continues to be a challenging macro consumer environment. We are pleased to be in a position to end the fiscal year within the ranges of our original full year outlook for net sales, adjusted EPS, and free cash flow. I believe this is a testament to the initiatives we have chosen, the talent and dedication of our global associates, and the strength of our brand portfolio. Looking longer term, we are energized and motivated as we enter the Elevate for Growth Era.”

Julien R. Mininberg, Chief Executive Officer, stated: “As my planned retirement approaches on March 1, 2024, I am proud of the Company’s Transformation over the past decade and the significant value it created for all stakeholders. We transformed Helen of Troy from a holding company into a unified global operating company with an outstanding portfolio of market-leading brands. We also created a highly capable global organization that is powered by a culture that makes the Company an employer of choice. I am most proud of our talented associates; their enduring passion, engagement, and ownership mindset are inspiring. I remain confident the best is still to come, and I look forward to Helen of Troy’s continued success under Noel’s leadership.”

	Three Months Ended November 30,
(in thousands) (unaudited)	Home & Outdoor	Beauty & Wellness	Total
Fiscal 2023 sales revenue, net	$228,937	$329,669	$558,606
Organic business (4)	4,518	(18,076)	(13,558)
Impact of foreign currency	2,493	2,073	4,566
Change in sales revenue, net	7,011	(16,003)	(8,992)
Fiscal 2024 sales revenue, net	$235,948	$313,666	$549,614

Total net sales revenue growth (decline)	3.1%	(4.9)%	(1.6)%
Organic business	2.0%	(5.5)%	(2.4)%
Impact of foreign currency	1.1%	0.6%	0.8%

Operating margin (GAAP)
Fiscal 2024	21.0%	18.3%	19.5%
Fiscal 2023	13.5%	14.1%	13.8%
Adjusted operating margin (non-GAAP) (1)
Fiscal 2024	16.9%	16.0%	16.3%
Fiscal 2023	17.4%	16.0%	16.6%

	Three Months Ended November 30,		% Change	4-Year CAGR
(in thousands, except per share data) (unaudited)	2023	2022	FY24/FY23
Consolidated net sales revenue	$549,614	$558,606	(1.6)%	3.7%
Net income	75,898	51,826	46.4%	2.5%
Adjusted EBITDA (non-GAAP) (1)	97,817	99,742	(1.9)%	0.9%
Net cash provided by operating activities	74,727	124,975	(40.2)%	4.3%

Diluted EPS	$3.19	$2.15	48.4%	4.2%
Adjusted Diluted EPS (non-GAAP) (1)	2.79	2.75	1.5%	(2.8)%

	Nine Months Ended November 30,		% Change	4-Year CAGR
(in thousands, except per share data) (unaudited)	2023	2022	FY24/FY23
Consolidated net sales revenue	$1,515,849	$1,588,084	(4.5)%	4.6%
Net income	125,860	107,093	17.5%	(5.1)%
Adjusted EBITDA (non-GAAP) (1)	241,905	254,098	(4.8)%	1.6%
Net cash provided by operating activities	232,459	49,523	*	23.0%

Diluted EPS	$5.25	$4.45	18.0%	(3.9)%
Adjusted Diluted EPS (non-GAAP) (1)	6.45	7.44	(13.3)%	(3.4)%
* Calculation is not meaningful.

Consolidated Results - Third Quarter Fiscal 2024 Compared to Third Quarter Fiscal 2023

•Consolidated net sales revenue decreased $9.0 million, or 1.6%, to $549.6 million, compared to $558.6 million, primarily driven by a decrease from Organic business of $13.6 million, or 2.4%. The decline in Organic business was primarily due to a decline in sales of hair appliance, humidification and air filtration products in Beauty & Wellness driven by softer consumer demand, later start to the illness season, and SKU rationalization efforts. Net sales revenue was also impacted by a decline in brick and mortar sales in the insulated beverageware category in Home & Outdoor. These factors were partially offset by an increase in consolidated online channel sales, stronger consumer demand for products in the home and travel categories in Home &

Outdoor, and higher sales of thermometry, heaters, and water filtration products in Beauty & Wellness.

•Consolidated gross profit margin increased 210 basis points to 48.0%, compared to 45.9%. The increase in consolidated gross profit margin was primarily due to lower inbound freight costs, the favorable impact of SKU rationalization efforts in Beauty & Wellness, and a more favorable customer mix within Home & Outdoor. These factors were partially offset by a less favorable product mix within Beauty & Wellness.

•Consolidated selling, general and administrative expense (“SG&A”) ratio decreased 250 basis points to 27.8%, compared to 30.3%. The decrease in the consolidated SG&A ratio was primarily due to a gain on the sale of distribution and office facilities in El Paso, Texas of $34.2 million, lower salary and wage costs primarily as a result of Project Pegasus role reductions, the favorable comparative impact of EPA compliance costs of $1.7 million incurred in the prior year period, and lower outbound freight costs. These factors were partially offset by the unfavorable comparative impact of a gain from insurance recoveries of $9.7 million recognized in the prior year period, an increase in annual incentive compensation expense, higher marketing expense, a charge of $1.4 million related to the bankruptcy of Rite Aid, and increased distribution expense.

•Consolidated operating income was $106.9 million, or 19.5% of net sales revenue, compared to $77.2 million, or 13.8% of net sales revenue. The 570 basis point increase in consolidated operating margin was primarily due to a gain on the sale of distribution and office facilities in El Paso, Texas of $34.2 million, lower inbound and outbound freight costs, a decrease in restructuring charges of $6.6 million, lower salary and wage costs primarily as a result of Project Pegasus role reductions, the favorable comparative impact of EPA compliance costs of $2.1 million incurred in the prior year period, the favorable impact of SKU rationalization efforts in Beauty & Wellness, and a more favorable customer mix within Home & Outdoor. These factors were partially offset by the unfavorable comparative impact of a gain from insurance recoveries of $9.7 million recognized in the prior year period, an increase in annual incentive compensation expense, higher marketing expense, increased distribution expense, a charge of $1.4 million related to the bankruptcy of Rite Aid, and a less favorable product mix within Beauty & Wellness.

•Interest expense was $12.9 million, compared to $13.1 million. The decrease in interest expense was primarily due to lower average levels of debt outstanding, partially offset by a higher average interest rate compared to the same period last year.

•Income tax expense as a percentage of income before income tax was 19.5% compared to 19.1%, primarily due to tax expense recognized for the gain on the sale of distribution and office facilities in El Paso, Texas during the third quarter of fiscal 2023 and an increase in tax expense for other discrete items, partially offset by shifts in the mix of income in various tax jurisdictions.

•Net income was $75.9 million, compared to $51.8 million. Diluted EPS was $3.19, compared to $2.15. Diluted EPS increased primarily due to higher operating income in both the Home & Outdoor and Beauty & Wellness segments, lower weighted average diluted shares outstanding and a decrease in interest expense, partially offset by an increase in the effective income tax rate.

•Non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) decreased 1.9% to $97.8 million, compared to $99.7 million. Non-GAAP adjusted EBITDA margin decreased to 17.8% compared to 17.9%.

On an adjusted basis (non-GAAP) for the third quarters of fiscal 2024 and 2023, excluding acquisition-related expenses, EPA compliance costs, gain from insurance recoveries, gain on sale of distribution and office facilities, restructuring charges, amortization of intangible assets, and non-cash share-based compensation, as applicable:

•Adjusted operating income decreased $2.9 million, or 3.1%, to $89.8 million, or 16.3% of net sales revenue, compared to $92.7 million, or 16.6% of net sales revenue. The 30 basis point decrease in adjusted operating margin was primarily driven by an increase in annual incentive compensation expense, higher marketing expense, increased distribution expense, a charge of $1.4 million related to the bankruptcy of Rite Aid, and a less favorable product mix within Beauty & Wellness. These factors were partially offset by lower inbound and outbound freight costs, lower salary and wage costs primarily as a result of Project Pegasus role reductions, the favorable impact of SKU rationalization efforts in Beauty & Wellness, and a more favorable customer mix within Home & Outdoor.

•Adjusted income increased $0.1 million, or 0.2%, to $66.4 million, compared to $66.3 million. Adjusted diluted EPS increased 1.5% to $2.79 compared to $2.75. The increase in adjusted diluted EPS was primarily due to a decrease in the adjusted effective income tax rate, lower weighted average diluted shares outstanding and a decrease in interest expense, partially offset by lower adjusted operating income.

Segment Results - Third Quarter Fiscal 2024 Compared to Third Quarter Fiscal 2023

Home & Outdoor net sales revenue increased $7.0 million, or 3.1%, to $235.9 million, compared to $228.9 million. The increase was driven by growth from Organic business of $4.5 million, or 2.0%, primarily due to higher home category sales in the club, online and brick and mortar channels due to strong consumer demand and expanded distribution, as well as insulated beverageware growth in the online channel, primarily driven by expanded distribution and replenishment of the new travel tumbler, higher travel related sales in the outdoor category, and higher sales in the closeout channel. These factors were partially offset by reduced sales to Bed, Bath & Beyond as a result of their bankruptcy, a decline in brick and mortar sales in the insulated beverageware category, and lower home category sales in the closeout channel.

Home & Outdoor operating income was $49.5 million, or 21.0% of segment net sales revenue, compared to $30.8 million, or 13.5% of segment net sales revenue. The 750 basis point increase in segment operating margin was primarily due to an allocated portion of a gain on the sale of distribution and office facilities in El Paso, Texas of $16.2 million, lower inbound and outbound freight costs, a decrease in restructuring charges of $4.5 million, lower commodity costs, lower salary and wage costs primarily as a result of Project Pegasus role reductions, and a more favorable customer mix. These factors were partially offset by higher distribution expense, increased marketing expense, an increase in inventory obsolescence expense, higher share-based compensation expense, increased annual incentive compensation expense, and an increase in depreciation expense primarily due to a new distribution facility. Adjusted operating income decreased 0.2% to $39.8 million, or 16.9% of segment net sales revenue, compared to $39.9 million, or 17.4% of segment net sales revenue.

Beauty & Wellness net sales revenue decreased $16.0 million, or 4.9%, to $313.7 million, compared to $329.7 million. The decline was driven by a decrease from Organic business of $18.1 million, or 5.5%, primarily due to a decline in sales of hair appliances, a decline in humidification reflecting a slow start to the cough/cold/flu season as compared to the prior year period, and lower sales of air filtration products and fans, primarily driven by softer consumer demand and SKU rationalization efforts. The decline was partially offset by growth in thermometry which drove higher international sales, an increase in sales of heaters and water filtration products, and an increase in sales of prestige hair care products.

Beauty & Wellness operating income was $57.4 million, or 18.3% of segment net sales revenue, compared to $46.3 million, or 14.1% of segment net sales revenue. The 420 basis point increase in segment operating margin was primarily due to an allocated portion of a gain on the sale of distribution and office facilities in El Paso, Texas of $18.0 million, lower inbound and outbound freight costs, reduced inventory obsolescence expense, the favorable comparative impact of EPA compliance costs of $2.1 million in the prior year period, a decrease in restructuring charges of $2.1 million, the favorable impact of SKU rationalization efforts, decreased distribution expense, reduced share-based compensation expense, and lower salary and wage costs primarily as a result of Project Pegasus role reductions. These factors were partially offset by the unfavorable comparative impact of a gain from insurance recoveries of $9.7 million recognized in the prior year period, an increase in annual incentive compensation expense, higher marketing expense, the unfavorable comparative impact of duty refunds received in the prior year period, a charge of $1.4 million related to the bankruptcy of Rite Aid, unfavorable operating leverage, and a less favorable product mix. Adjusted operating income decreased 5.2% to $50.1 million, or 16.0% of segment net sales revenue, compared to $52.8 million, or 16.0% of segment net sales revenue.

Balance Sheet and Cash Flow - Third Quarter Fiscal 2024 Compared to Third Quarter Fiscal 2023

•Cash and cash equivalents totaled $25.2 million, compared to $45.3 million.
•Accounts receivable turnover was 68.6 days, compared to 70.6 days.
•Inventory was $426.0 million, compared to $536.8 million.
•Total short- and long-term debt was $735.6 million, compared to $1,080.5 million as a result of strong cash flow in the fourth quarter of fiscal 2023 and the first three quarters of fiscal 2024.
•Net cash provided by operating activities for the first nine months of the fiscal year was $232.5 million, compared to $49.5 million for the same period last year.
•Free cash flow(1)(2) for the first nine months of the fiscal year was $202.8 million, compared to free cash flow of $(96.7) million for the same period last year, which includes $16.8 million and $125.8 million of capital expenditures for the Tennessee distribution facility, respectively.

Pegasus Restructuring Plan

The Company previously announced a global restructuring plan intended to expand operating margins through initiatives designed to improve efficiency and reduce costs (collectively referred to as “Project Pegasus”). Project Pegasus includes multiple workstreams to further optimize the Company's brand portfolio, streamline and simplify the organization, accelerate cost of goods savings projects, enhance the efficiency of its supply chain network, optimize its indirect spending, and improve its cash flow and working capital, as well as other activities. The Company anticipates these initiatives will create operating efficiencies, as well as provide a platform to fund future growth investments.

During the fourth quarter of fiscal 2023, the Company made changes to the structure of the organization as part of its global restructuring plan, Project Pegasus. As a result of these changes, the disclosures included herein reflect two reportable segments, Home & Outdoor and Beauty & Wellness. The previous Health & Wellness and Beauty operating segments have been combined into a single reportable segment, which is referred to herein as “Beauty & Wellness.” Comparative prior period segment information has been recast to conform to this change in reportable segments.

During the second quarter of fiscal 2024, the Company announced plans to geographically consolidate the U.S. Beauty business, currently located in El Paso, Texas, and Irvine, California, and co-locate it with its Wellness business in the Boston, Massachusetts area. This geographical consolidation and relocation is the next step in the Company's initiative to streamline and simplify the organization and it is expected to be completed during fiscal 2025. The Company expects these changes will enable a greater opportunity to capture synergies and enhance collaboration and innovation within the Beauty & Wellness segment.

As previously disclosed, the Company continues to have the following expectations regarding Project Pegasus charges:
•Total one-time pre-tax restructuring charges of approximately $60 million to $65 million over the duration of the plan, expected to be completed during fiscal 2025.
•Pre-tax restructuring charges to be comprised of approximately $22 million to $25 million of severance and employee related costs, $30 million of professional fees, $5 million of contract termination costs, and $3 million to $5 million of other exit and disposal costs.
•All of the Company's operating segments and shared services will be impacted by the plan and pre-tax restructuring charges include approximately $17 million to $19 million in Home & Outdoor and $43 million to $46 million in Beauty & Wellness.
•Pre-tax restructuring charges represent primarily cash expenditures, which are expected to be substantially paid by the end of fiscal 2025.

The Company also continues to have the following expectations regarding Project Pegasus savings:
•Targeted annualized pre-tax operating profit improvements of approximately $75 million to $85 million, which began in fiscal 2024 and are expected to be substantially achieved by the end of fiscal 2026.
•Estimated cadence of the recognition of the savings will be approximately 25% in fiscal 2024, approximately 50% in fiscal 2025 and approximately 25% in fiscal 2026.
•Total profit improvements to be realized approximately 60% through reduced cost of goods sold and 40% through lower SG&A.

Fiscal 2024 Annual Outlook

The Company now expects consolidated net sales revenue in the range of $1.975 billion to $2.0 billion, which implies a decline of 4.7% to 3.5%, compared to the previous range of $1.965 billion to $2.015 billion. This continues to include a combined year-over-year decline of approximately $70 million, or 3.4%, from the bankruptcy of Bed, Bath & Beyond and the Pegasus SKU rationalization initiative. The Company's sales outlook reflects year-to-date performance, as well as the Company’s view of continued pressure and uncertainty on consumer spending, especially for some discretionary categories, lower illness incidence than pre-COVID historical averages, and softer-than-expected holiday sales. In the aggregate, the Company believes retail inventory on hand is at healthy levels, and it continues to expect that sell-in will more closely match sell-through during the remainder of fiscal 2024.

The Company’s fiscal year net sales outlook now reflects the following expectations by segment:
•Home & Outdoor net sales decline of 1.5% to 0.5%, compared to the prior expectation of a decline of 1.7% to growth of 1.0%; and
•Beauty & Wellness net sales decline of 7.5% to 5.9%, compared to the prior expectation of a decline of 8.0% to 5.8%.

The Company now expects GAAP diluted EPS of $6.67 to $7.05, compared to the previous range of $6.36 to $7.03, and non-GAAP adjusted diluted EPS in the range of $8.60 to $8.85, which implies an adjusted EPS decline of 9.0% to 6.3%, compared to the previous range of $8.50 to $9.00.

The Company now expects consolidated adjusted EBITDA of $330 million to $335 million, compared to the previous range of $338 million to $348 million, which implies growth of 0.8% to 2.3%. The Company continues to expect free cash flow in the range of $250 million to $270 million and its net leverage ratio(1)(3), as defined in its credit agreement, to end fiscal 2024 at 2.0x to 1.85x.

The Company’s consolidated net sales and EPS outlook also reflects the following assumptions:

•the severity of the cough/cold/flu season will be below pre-COVID historical averages, as compared to the previous assumption that it would be in line with pre-COVID historical averages;
•December 2023 foreign currency exchange rates will remain constant for the remainder of the fiscal year;
•expected interest expense in the range of $52 million to $54 million;
•a reported GAAP effective tax rate range of 20.0% to 19.0% for the full fiscal year 2024 and an adjusted effective tax rate range of 14.5% to 13.5%; and
•an estimated weighted average diluted shares outstanding of 24.0 million for the full year.

The likelihood, timing and potential impact of a significant or prolonged recession, any fiscal 2024 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, additional interest rate increases, or share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release. The teleconference begins at 9:00 a.m. Eastern Time today, Monday, January 8, 2024. Institutional investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live on the Events & Presentations page at: http://investor.helenoftroy.com/. A telephone replay of this call will be available at 12:00 p.m. Eastern Time on January 8, 2024, until 11:59 p.m. Eastern Time on January 22, 2024, and can be accessed by dialing (844) 512-2921 and entering replay pin number 13742678. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted Earnings per Share (“EPS”), EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Leverage Ratio, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based financial measures presented in the Company’s condensed consolidated statements of income and cash flows. For additional information see Note 1 to the accompanying tables to this press release.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for its customers through a diversified portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools and Drybar. The Company sometimes refers to these brands as its Leadership Brands. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Forward-Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release, in other filings with the SEC, and in certain other oral and written presentations. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “might”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, “forecasts”, “targets”, “could”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates may occur in the future, including statements related to sales, expenses, EPS results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2023, and in the Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the occurrence of cyber incidents or failure by the Company or its third-party service providers to maintain cybersecurity and the integrity of confidential internal or customer data, a cybersecurity breach, obsolescence or interruptions in the operation of the Company’s central global Enterprise Resource Planning systems and other peripheral information systems, the geographic concentration of certain United States (“U.S.”) distribution facilities which increases its risk to disruptions that could affect the Company’s ability to deliver products in a timely manner, the Company’s ability to develop and introduce a continuing stream of innovative new products to meet changing consumer preferences, actions taken by large customers that may adversely affect the Company’s gross profit and operating results, the Company’s dependence on sales to several large customers and the risks associated with any loss of, or substantial decline in, sales to top customers, the Company’s dependence on third-party manufacturers, most of which are located in Asia, and any inability to obtain products from such manufacturers, the Company's ability to deliver products to its customers in a timely manner and according to their fulfillment standards, the risks associated with trade barriers, exchange controls, expropriations, and other risks associated with domestic and foreign operations including uncertainty and business interruptions resulting from political changes and events in the U.S. and abroad, and volatility in the global credit and financial markets and economy, the Company's dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including a downturn from the effects of macroeconomic conditions, any public health crises or similar conditions, risks associated with the use of licensed trademarks from or to third parties, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, the Company’s reliance on its Chief Executive Officer and a limited number of other key senior officers to operate its business, the Company's ability to execute and realize expected synergies from strategic business initiatives such as acquisitions, divestitures and global restructuring plans, including Project Pegasus, the risks of potential changes in laws and regulations, including environmental, employment and health and safety and tax laws, and the costs and complexities of compliance with such laws, the risks associated with increased focus and expectations on climate change and other environmental, social and governance matters, the risks associated with significant changes in or the Company's compliance with regulations, interpretations or product certification requirements, the risks associated with global legal developments regarding privacy and data security that could result in changes to its business practices, penalties, increased cost of operations, or otherwise harm the business, the Company’s dependence on whether it is classified as a “controlled foreign corporation” for U.S. federal income tax purposes which impacts the tax treatment of its non-U.S. income, the risks associated with legislation enacted in Bermuda and Barbados in response to the European Union’s review of harmful tax competition, the risks associated with accounting for tax positions and the resolution of tax disputes, the risks of significant tariffs or other restrictions being placed on imports from China, Mexico or Vietnam or any retaliatory trade measures taken by China, Mexico or Vietnam, the risks associated with product recalls, product liability and other claims against the Company, and associated financial risks including but not limited to, significant impairment of the Company's goodwill, indefinite-lived and definite-lived intangible assets or other long-lived assets, increased costs of raw materials, energy and transportation, the risks to the Company's liquidity or cost of capital which may be materially adversely affected by constraints or changes in the capital and credit markets, interest rates and limitations under its financing arrangements, risks associated with foreign currency exchange rate fluctuations, and projections of product demand, sales and net income, which are highly subjective in nature, and from which future sales and net income could vary in a material amount. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Income (5)
(Unaudited) (in thousands, except per share data)

	Three Months Ended November 30,
	2023		2022
Sales revenue, net	$549,614	100.0%	$558,606	100.0%
Cost of goods sold	285,833	52.0%	301,930	54.1%
Gross profit	263,781	48.0%	256,676	45.9%
Selling, general and administrative expense (“SG&A”)	152,964	27.8%	169,020	30.3%
Restructuring charges	3,890	0.7%	10,463	1.9%
Operating income	106,927	19.5%	77,193	13.8%
Non-operating income, net	180	—%	5	—%
Interest expense	12,859	2.3%	13,149	2.4%
Income before income tax	94,248	17.1%	64,049	11.5%
Income tax expense	18,350	3.3%	12,223	2.2%
Net income	$75,898	13.8%	$51,826	9.3%

Diluted earnings per share (“EPS”)	$3.19		$2.15

Weighted average shares of common stock used in computing diluted EPS	23,813		24,078

	Nine Months Ended November 30,
	2023		2022
Sales revenue, net	$1,515,849	100.0%	$1,588,084	100.0%
Cost of goods sold	806,784	53.2%	898,791	56.6%
Gross profit	709,065	46.8%	689,293	43.4%
SG&A	499,790	33.0%	515,974	32.5%
Restructuring charges	14,862	1.0%	15,241	1.0%
Operating income	194,413	12.8%	158,078	10.0%
Non-operating income, net	465	—%	185	—%
Interest expense	40,565	2.7%	26,688	1.7%
Income before income tax	154,313	10.2%	131,575	8.3%
Income tax expense	28,453	1.9%	24,482	1.5%
Net income	$125,860	8.3%	$107,093	6.7%

Diluted EPS	$5.25		$4.45

Weighted average shares of common stock used in computing diluted EPS	23,996		24,086

Consolidated and Segment Net Sales Revenue
(Unaudited) (in thousands)

	Three Months Ended November 30,
	Home & Outdoor	Beauty & Wellness	Total
Fiscal 2023 sales revenue, net	$228,937	$329,669	$558,606
Organic business (4)	4,518	(18,076)	(13,558)
Impact of foreign currency	2,493	2,073	4,566
Change in sales revenue, net	7,011	(16,003)	(8,992)
Fiscal 2024 sales revenue, net	$235,948	$313,666	$549,614

Total net sales revenue growth (decline)	3.1%	(4.9)%	(1.6)%
Organic business	2.0%	(5.5)%	(2.4)%
Impact of foreign currency	1.1%	0.6%	0.8%

	Nine Months Ended November 30,
	Home & Outdoor	Beauty & Wellness	Total
Fiscal 2023 sales revenue, net	$703,759	$884,325	$1,588,084
Organic business (4)	(13,317)	(70,448)	(83,765)
Impact of foreign currency	2,627	2,801	5,428
Acquisition (5)	—	6,102	6,102
Change in sales revenue, net	(10,690)	(61,545)	(72,235)
Fiscal 2024 sales revenue, net	$693,069	$822,780	$1,515,849

Total net sales revenue growth (decline)	(1.5)%	(7.0)%	(4.5)%
Organic business	(1.9)%	(8.0)%	(5.3)%
Impact of foreign currency	0.4%	0.3%	0.3%
Acquisition	—%	0.7%	0.4%

Consolidated Net Sales by Geographic Region (6)
(Unaudited) (in thousands)

	Three Months Ended November 30,
	2023		2022
Domestic sales revenue, net	$428,582	78.0%	$437,894	78.4%
International sales revenue, net	121,032	22.0%	120,712	21.6%
Total sales revenue, net	$549,614	100.0%	$558,606	100.0%

	Nine Months Ended November 30,
	2023		2022
Domestic sales revenue, net	$1,176,190	77.6%	$1,254,545	79.0%
International sales revenue, net	339,659	22.4%	333,539	21.0%
Total sales revenue, net	$1,515,849	100.0%	$1,588,084	100.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income and Operating Margin to Adjusted Operating Income and Adjusted Operating Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended November 30, 2023
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$49,514	21.0%	$57,413	18.3%	$106,927	19.5%
Gain on sale of distribution and office facilities (7)	(16,175)	(6.9)%	(18,015)	(5.7)%	(34,190)	(6.2)%
Restructuring charges	583	0.2%	3,307	1.1%	3,890	0.7%
Subtotal	33,922	14.4%	42,705	13.6%	76,627	13.9%
Amortization of intangible assets	1,781	0.8%	2,827	0.9%	4,608	0.8%
Non-cash share-based compensation	4,061	1.7%	4,518	1.4%	8,579	1.6%
Adjusted operating income (non-GAAP)	$39,764	16.9%	$50,050	16.0%	$89,814	16.3%

	Three Months Ended November 30, 2022
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$30,847	13.5%	$46,346	14.1%	$77,193	13.8%
Acquisition-related expenses	(2)	—%	2	—%	—	—%
EPA compliance costs (8)	—	—%	2,103	0.6%	2,103	0.4%
Gain from insurance recoveries (9)	—	—%	(9,676)	(2.9)%	(9,676)	(1.7)%
Restructuring charges	5,090	2.2%	5,373	1.6%	10,463	1.9%
Subtotal	35,935	15.7%	44,148	13.4%	80,083	14.3%
Amortization of intangible assets	1,756	0.8%	2,896	0.9%	4,652	0.8%
Non-cash share-based compensation	2,169	0.9%	5,772	1.8%	7,941	1.4%
Adjusted operating income (non-GAAP)	$39,860	17.4%	$52,816	16.0%	$92,676	16.6%

	Nine Months Ended November 30, 2023
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$107,729	15.5%	$86,684	10.5%	$194,413	12.8%
Bed, Bath & Beyond bankruptcy (10)	3,087	0.4%	1,126	0.1%	4,213	0.3%
Gain on sale of distribution and office facilities	(16,175)	(2.3)%	(18,015)	(2.2)%	(34,190)	(2.3)%
Restructuring charges	4,644	0.7%	10,218	1.2%	14,862	1.0%
Subtotal	99,285	14.3%	80,013	9.7%	179,298	11.8%
Amortization of intangible assets	5,322	0.8%	8,537	1.0%	13,859	0.9%
Non-cash share-based compensation	11,846	1.7%	13,259	1.6%	25,105	1.7%
Adjusted operating income (non-GAAP)	$116,453	16.8%	$101,809	12.4%	$218,262	14.4%

	Nine Months Ended November 30, 2022
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$102,722	14.6%	$55,356	6.3%	$158,078	10.0%
Acquisition-related expenses	117	—%	2,667	0.3%	2,784	0.2%
EPA compliance costs	—	—%	22,101	2.5%	22,101	1.4%
Gain from insurance recoveries	—	—%	(9,676)	(1.1)%	(9,676)	(0.6)%
Restructuring charges	5,562	0.8%	9,679	1.1%	15,241	1.0%
Subtotal	108,401	15.4%	80,127	9.1%	188,528	11.9%
Amortization of intangible assets	5,255	0.7%	8,407	1.0%	13,662	0.9%
Non-cash share-based compensation	10,807	1.5%	21,248	2.4%	32,055	2.0%
Adjusted operating income (non-GAAP)	$124,463	17.7%	$109,782	12.4%	$234,245	14.8%

Reconciliation of Non-GAAP Financial Measures – GAAP Net Income to EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended November 30,
	2023		2022
Net income, as reported (GAAP)	$75,898	13.8%	$51,826	9.3%
Interest expense	12,859	2.3%	13,149	2.4%
Income tax expense	18,350	3.3%	12,223	2.2%
Depreciation and amortization	12,431	2.3%	11,713	2.1%
EBITDA (non-GAAP)	119,538	21.7%	88,911	15.9%
Add: EPA compliance costs	—	—%	2,103	0.4%
Gain from insurance recoveries	—	—%	(9,676)	(1.7)%
Gain on sale of distribution and office facilities	(34,190)	(6.2)%	—	—%
Restructuring charges	3,890	0.7%	10,463	1.9%
Non-cash share-based compensation	8,579	1.6%	7,941	1.4%
Adjusted EBITDA (non-GAAP)	$97,817	17.8%	$99,742	17.9%

	Nine Months Ended November 30,
	2023		2022
Net income, as reported (GAAP)	$125,860	8.3%	$107,093	6.7%
Interest expense	40,565	2.7%	26,688	1.7%
Income tax expense	28,453	1.9%	24,482	1.5%
Depreciation and amortization	37,037	2.4%	33,330	2.1%
EBITDA (non-GAAP)	231,915	15.3%	191,593	12.1%
Add: Acquisition-related expenses	—	—%	2,784	0.2%
Bed, Bath & Beyond bankruptcy	4,213	0.3%	—	—%
EPA compliance costs	—	—%	22,101	1.4%
Gain from insurance recoveries	—	—%	(9,676)	(0.6)%
Gain on sale of distribution and office facilities	(34,190)	(2.3)%	—	—%
Restructuring charges	14,862	1.0%	15,241	1.0%
Non-cash share-based compensation	25,105	1.7%	32,055	2.0%
Adjusted EBITDA (non-GAAP)	$241,905	16.0%	$254,098	16.0%

	Quarterly Period Ended				Twelve Months Ended November 30, 2023
	February	May	August	November
Net income, as reported (GAAP)	$36,180	$22,581	$27,381	$75,898	$162,040
Interest expense	14,063	14,052	13,654	12,859	54,628
Income tax expense	3,534	4,145	5,958	18,350	31,987
Depreciation and amortization	11,353	10,715	13,891	12,431	48,390
EBITDA (non-GAAP)	65,130	51,493	60,884	119,538	297,045
Add: Bed, Bath & Beyond bankruptcy	—	4,213	—	—	4,213
EPA compliance costs	1,472	—	—	—	1,472
Gain on sale of distribution and office facilities	—	—	—	(34,190)	(34,190)
Restructuring charges	12,121	7,355	3,617	3,890	26,983
Non-cash share-based compensation	(5,302)	9,297	7,229	8,579	19,803
Adjusted EBITDA (non-GAAP)	$73,421	$72,358	$71,730	$97,817	$315,326

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income to EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended November 30, 2023
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$49,514	21.0%	$57,413	18.3%	$106,927	19.5%
Depreciation and amortization	6,025	2.6%	6,406	2.0%	12,431	2.3%
Non-operating income, net	—	—%	180	0.1%	180	—%
EBITDA (non-GAAP)	55,539	23.5%	63,999	20.4%	119,538	21.7%
Add: Gain on sale of distribution and office facilities	(16,175)	(6.9)%	(18,015)	(5.7)%	(34,190)	(6.2)%
Restructuring charges	583	0.2%	3,307	1.1%	3,890	0.7%
Non-cash share-based compensation	4,061	1.7%	4,518	1.4%	8,579	1.6%
Adjusted EBITDA (non-GAAP)	$44,008	18.7%	$53,809	17.2%	$97,817	17.8%

	Three Months Ended November 30, 2022
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$30,847	13.5%	$46,346	14.1%	$77,193	13.8%
Depreciation and amortization	4,716	2.1%	6,997	2.1%	11,713	2.1%
Non-operating income, net	—	—%	5	—%	5	—%
EBITDA (non-GAAP)	35,563	15.5%	53,348	16.2%	88,911	15.9%
Add: Acquisition-related expenses	(2)	—%	2	—%	—	—%
EPA compliance costs	—	—%	2,103	0.6%	2,103	0.4%
Gain from insurance recoveries	—	—%	(9,676)	(2.9)%	(9,676)	(1.7)%
Restructuring charges	5,090	2.2%	5,373	1.6%	10,463	1.9%
Non-cash share-based compensation	2,169	0.9%	5,772	1.8%	7,941	1.4%
Adjusted EBITDA (non-GAAP)	$42,820	18.7%	$56,922	17.3%	$99,742	17.9%

	Nine Months Ended November 30, 2023
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$107,729	15.5%	$86,684	10.5%	$194,413	12.8%
Depreciation and amortization	17,033	2.5%	20,004	2.4%	37,037	2.4%
Non-operating income, net	—	—%	465	0.1%	465	—%
EBITDA (non-GAAP)	124,762	18.0%	107,153	13.0%	231,915	15.3%
Add: Bed, Bath & Beyond bankruptcy	3,087	0.4%	1,126	0.1%	4,213	0.3%
Gain on sale of distribution and office facilities	(16,175)	(2.3)%	(18,015)	(2.2)%	(34,190)	(2.3)%
Restructuring charges	4,644	0.7%	10,218	1.2%	14,862	1.0%
Non-cash share-based compensation	11,846	1.7%	13,259	1.6%	25,105	1.7%
Adjusted EBITDA (non-GAAP)	$128,164	18.5%	$113,741	13.8%	$241,905	16.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income to EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Nine Months Ended November 30, 2022
	Home & Outdoor		Beauty & Wellness (5)		Total
Operating income, as reported (GAAP)	$102,722	14.6%	$55,356	6.3%	$158,078	10.0%
Depreciation and amortization	13,704	1.9%	19,626	2.2%	33,330	2.1%
Non-operating income, net	—	—%	185	—%	185	—%
EBITDA (non-GAAP)	116,426	16.5%	75,167	8.5%	191,593	12.1%
Add: Acquisition-related expenses	117	—%	2,667	0.3%	2,784	0.2%
EPA compliance costs	—	—%	22,101	2.5%	22,101	1.4%
Gain from insurance recoveries	—	—%	(9,676)	(1.1)%	(9,676)	(0.6)%
Restructuring charges	5,562	0.8%	9,679	1.1%	15,241	1.0%
Non-cash share-based compensation	10,807	1.5%	21,248	2.4%	32,055	2.0%
Adjusted EBITDA (non-GAAP)	$132,912	18.9%	$121,186	13.7%	$254,098	16.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (1)
(Unaudited) (in thousands, except per share data)

	Three Months Ended November 30, 2023
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$94,248	$18,350	$75,898	$3.96	$0.77	$3.19
Gain on sale of distribution and office facilities	(34,190)	(8,787)	(25,403)	(1.44)	(0.37)	(1.07)
Restructuring charges	3,890	49	3,841	0.16	—	0.16
Subtotal	63,948	9,612	54,336	2.69	0.40	2.28
Amortization of intangible assets	4,608	606	4,002	0.19	0.03	0.17
Non-cash share-based compensation	8,579	532	8,047	0.36	0.02	0.34
Adjusted (non-GAAP)	$77,135	$10,750	$66,385	$3.24	$0.45	$2.79

Weighted average shares of common stock used in computing diluted EPS						23,813

	Three Months Ended November 30, 2022
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$64,049	$12,223	$51,826	$2.66	$0.51	$2.15
Acquisition-related expenses	—	—	—	—	—	—
EPA compliance costs	2,103	32	2,071	0.09	—	0.09
Gain from insurance recoveries	(9,676)	(121)	(9,555)	(0.40)	(0.01)	(0.40)
Restructuring charges	10,463	131	10,332	0.43	0.01	0.43
Subtotal	66,939	12,265	54,674	2.78	0.51	2.27
Amortization of intangible assets	4,652	534	4,118	0.19	0.02	0.17
Non-cash share-based compensation	7,941	474	7,467	0.33	0.02	0.31
Adjusted (non-GAAP)	$79,532	$13,273	$66,259	$3.30	$0.55	$2.75

Weighted average shares of common stock used in computing diluted EPS						24,078

	Nine Months Ended November 30, 2023
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$154,313	$28,453	$125,860	$6.43	$1.19	$5.25
Bed, Bath & Beyond bankruptcy	4,213	53	4,160	0.18	—	0.17
Gain on sale of distribution and office facilities	(34,190)	(8,787)	(25,403)	(1.42)	(0.37)	(1.06)
Restructuring charges	14,862	185	14,677	0.62	0.01	0.61
Subtotal	139,198	19,904	119,294	5.80	0.83	4.97
Amortization of intangible assets	13,859	1,819	12,040	0.58	0.08	0.50
Non-cash share-based compensation	25,105	1,558	23,547	1.05	0.06	0.98
Adjusted (non-GAAP)	$178,162	$23,281	$154,881	$7.42	$0.97	$6.45

Weighted average shares of common stock used in computing diluted EPS						23,996

Reconciliation of Non-GAAP Financial Measures – GAAP Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (1)
(Unaudited) (in thousands, except per share data)

	Nine Months Ended November 30, 2022
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$131,575	$24,482	$107,093	$5.46	$1.02	$4.45
Acquisition-related expenses	2,784	2	2,782	0.12	—	0.12
EPA compliance costs	22,101	332	21,769	0.92	0.01	0.90
Gain from insurance recoveries	(9,676)	(121)	(9,555)	(0.40)	(0.01)	(0.40)
Restructuring charges	15,241	192	15,049	0.63	0.01	0.62
Subtotal	162,025	24,887	137,138	6.73	1.03	5.69
Amortization of intangible assets	13,662	1,581	12,081	0.57	0.07	0.50
Non-cash share-based compensation	32,055	2,128	29,927	1.33	0.09	1.24
Adjusted (non-GAAP)	$207,742	$28,596	$179,146	$8.63	$1.19	$7.44

Weighted average shares of common stock used in computing diluted EPS						24,086

Selected Consolidated Balance Sheet, Liquidity and Cash Flow Information
(Unaudited) (in thousands)

	November 30,
	2023	2022
Balance Sheet:
Cash and cash equivalents	$25,247	$45,337
Receivables, net	463,323	505,555
Inventory	426,026	536,793
Total assets, current	956,438	1,122,401
Total assets	2,952,286	3,129,425
Total liabilities, current	543,716	522,702
Total long-term liabilities	822,292	1,149,650
Total debt	735,648	1,080,460
Stockholders' equity	1,586,278	1,457,073

	Nine Months Ended November 30,
	2023	2022
Accounts receivable turnover (days) (11)	68.6	70.6
Inventory turnover (times) (11)	2.4	2.1
Working capital	$412,722	$599,699
Current ratio	1.8:1	2.1:1
Ending debt to ending equity ratio	46.4%	74.2%
Return on average equity (11)	10.7%	10.7%

	Nine Months Ended November 30,
	2023	2022
Cash Flow:
Depreciation and amortization	$37,037	$33,330
Net cash provided by operating activities	232,459	49,523
Capital and intangible asset expenditures	29,681	146,194
Net debt (repayments) proceeds	(199,687)	266,452
Payments for repurchases of common stock	54,841	18,350

Reconciliation of Non-GAAP Financial Measures – GAAP Net Cash Provided by Operating Activities to Free Cash Flow (Non-GAAP) (1) (2)
(Unaudited) (in thousands)

	Nine Months Ended November 30,
	2023	2022
Net cash provided by operating activities (GAAP)	$232,459	$49,523
Less: Capital and intangible asset expenditures	(29,681)	(146,194)
Free cash flow (non-GAAP)	$202,778	$(96,671)

Reconciliation of Non-GAAP Financial Measures – Net Leverage Ratio (Non-GAAP) (1) (3)
(Unaudited) (in thousands)

	Quarterly Period Ended				Twelve Months Ended November 30, 2023
	February	May	August	November
Adjusted EBITDA (non-GAAP) (12)	$73,421	$72,358	$71,730	$97,817	$315,326
Bed, Bath & Beyond bankruptcy (10)	—	(4,213)	—	—	(4,213)
Adjusted EBITDA per the credit agreement	$73,421	$68,145	$71,730	$97,817	$311,113

Total borrowings under the credit agreement, as reported (GAAP)					$737,188
Add: Outstanding letters of credit					15,485
Less: Unrestricted cash and cash equivalents					(25,247)
Net debt					$727,426

Net leverage ratio (non-GAAP) (3)					2.34

Fiscal 2024 Outlook for Net Sales Revenue
(Unaudited) (in thousands)

	Fiscal 2023	Outlook Fiscal 2024
Net sales revenue	$2,072,667	$1,975,000	—	$2,000,000
Net sales revenue decline		(4.7)%	—	(3.5)%

Reconciliation of Non-GAAP Financial Measures – Fiscal 2024 Outlook for GAAP Operating Income to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)
and Adjusted EBITDA (Non-GAAP) (1) (Unaudited) (in thousands)

	Nine Months Ended November 30, 2023	Outlook for the Balance of the Fiscal Year (Three Months)			Outlook Fiscal 2024
Operating income, as reported (GAAP)	$194,413	$54,662	—	$67,633	$249,075	—	$262,046
Depreciation and amortization	37,037	18,901	—	13,901	55,938	—	50,938
Non-operating income, net	465	760	—	510	1,225	—	975
EBITDA (non-GAAP)	231,915	74,323	—	82,044	306,238	—	313,959
Add: Bed, Bath & Beyond bankruptcy	4,213	—	—	—	4,213	—	4,213
Gain on sale of distribution and office facilities	(34,190)	—	—	—	(34,190)	—	(34,190)
Restructuring charges	14,862	5,000	—	3,000	19,862	—	17,862
Non-cash share-based compensation	25,105	8,772	—	8,051	33,877	—	33,156
Adjusted EBITDA (non-GAAP)	$241,905	$88,095	—	$93,095	$330,000	—	$335,000

Reconciliation of Non-GAAP Financial Measures - Fiscal 2024 Outlook for GAAP Diluted EPS to Adjusted Diluted EPS (Non-GAAP) and GAAP Effective Tax Rate to Adjusted Effective Tax Rate (Non-GAAP) (1) (Unaudited)

	Nine Months Ended November 30, 2023	Outlook for the Balance of the Fiscal Year (Three Months)			Outlook Fiscal 2024			Tax Rate Outlook Fiscal 2024
Diluted EPS, as reported (GAAP)	$5.25	$1.42	-	$1.80	$6.67	-	$7.05	20.0%	-	19.0%
Bed, Bath & Beyond bankruptcy	0.18	—	-	—	0.18	-	0.18
Gain on sale of distribution and office facilities	(1.42)	—	-	—	(1.42)	-	(1.42)
Restructuring charges	0.62	0.21	-	0.13	0.83	-	0.75
Amortization of intangible assets	0.58	0.20	-	0.17	0.78	-	0.75
Non-cash share-based compensation	1.05	0.36	-	0.33	1.41	-	1.38
Income tax effect of adjustments	0.22	(0.07)	-	(0.06)	0.15	-	0.16	(5.5)%	-	(5.5)%
Adjusted diluted EPS (non-GAAP)	$6.45	$2.15	-	$2.40	$8.60	-	$8.85	14.5%	-	13.5%

Reconciliation of Non-GAAP Financial Measures – Fiscal 2024 Outlook for GAAP Net Cash Provided by Operating Activities to Free Cash Flow (Non-GAAP) (1) (2)
(Unaudited) (in thousands)

	Nine Months Ended November 30, 2023	Outlook for the Balance of the Fiscal Year (Three Months)			Outlook Fiscal 2024
Net cash provided by operating activities (GAAP)	$232,459	$62,541	—	$77,541	$295,000	—	$310,000
Less: Capital and intangible asset expenditures	(29,681)	(15,319)	—	(10,319)	(45,000)	—	(40,000)
Free cash flow (non-GAAP)	$202,778	$47,222	—	$67,222	$250,000	—	$270,000

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release

(1)	This press release contains non-GAAP financial measures. Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted EPS, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Leverage Ratio (“Non-GAAP Financial Measures”) that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial measures as defined by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based financial measures. The Company is unable to present a quantitative reconciliation of forward-looking expected net leverage ratio to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP financial measure without unreasonable effort or expense. In addition, the Company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors. The Company believes that these Non-GAAP Financial Measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these Non-GAAP Financial Measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges and benefits on applicable income, margin and earnings per share measures. The Company also believes that these Non-GAAP Financial Measures facilitate a more direct comparison of the Company’s performance with its competitors. The Company further believes that including the excluded charges and benefits would not accurately reflect the underlying performance of the Company’s operations for the period in which the charges and benefits are incurred, even though such charges and benefits may be incurred and reflected in the Company’s GAAP financial results in the near future. The material limitation associated with the use of the Non-GAAP Financial Measures is that the Non-GAAP Financial Measures do not reflect the full economic impact of the Company’s activities. These Non-GAAP Financial Measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial measures, and may be calculated differently than non-GAAP financial measures disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP financial measures.

(2)	Free cash flow represents net cash provided by operating activities less capital and intangible asset expenditures.

(3)
Net leverage ratio is calculated as (a) total borrowings under the Company’s credit agreement plus outstanding letters of credit, net of unrestricted cash and cash equivalents at the end of the current period, divided by (b) Adjusted EBITDA per the Company's credit agreement (calculated as EBITDA plus non-cash charges and certain allowed addbacks, less certain non-cash income, plus the pro forma effect of acquisitions and certain pro forma run-rate cost savings for acquisitions and dispositions, as applicable for the trailing twelve months ended as of the current period).

(4)	Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, excluding the impact that foreign currency remeasurement had on reported net sales revenue. Net sales revenue from internally developed brands or product lines is considered Organic business activity.

(5)
On April 22, 2022, the Company completed the acquisition of Curlsmith. As such, the three and nine months ended November 30, 2023 include a full three and nine months, respectively, of operating results from Curlsmith, compared to approximately thirteen and thirty-two weeks of operating results in the three and nine months ended November 30, 2022, respectively. Curlsmith sales prior to the first annual anniversary of the acquisition are reported in Acquisition. Sales from Curlsmith subsequent to the first annual anniversary of the acquisition are reported in Organic business.

(6)	Beginning in the fourth quarter of fiscal 2023, the Company included net sales revenue from the U.S. and Canada as domestic net sales revenue. Previously, the Company reported sales revenue from Canada within international net sales revenue. The Company has recast all prior period domestic and international net sales revenue presented to conform with this current presentation.

(7)	Gain on the sale of distribution and office facilities in El Paso, Texas during the third quarter of fiscal year 2024.

(8)	Charges incurred in conjunction with EPA packaging compliance for certain products in the air filtration, water filtration and humidification categories within the Beauty & Wellness segment.

(9)
Gain from insurance recoveries on damaged inventory resulting from a severe weather-related incident that impacted a third-party warehouse facility that the Company used for the Beauty & Wellness segment.

(10)	Represents a charge for uncollectible receivables due to the bankruptcy of Bed, Bath & Beyond (“Bed, Bath & Beyond bankruptcy”).

(11)	Accounts receivable turnover, inventory turnover and return on average equity computations use 12 month trailing net sales revenue, cost of goods sold or net income components as required by the particular measure. The current and four prior quarters' ending balances of trade accounts receivable, inventory and equity are used for the purposes of computing the average balance component as required by the particular measure.

(12)	See reconciliation of Adjusted EBITDA to the most directly comparable GAAP-based financial measure (net income) in the accompanying tables to this press release.